Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

PerkinElmer, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Other	Deferred Compensation Obligations(1)	Other(2)	$6,400,000(2)	100%(2)	$6,400,000(2)	$92.70 per $1,000,000	$593.28

Total Offering Amounts					$6,400,000		$593.28

Total Fee Offsets							—

Net Fee Due							$593.28

(1)

The deferred compensation obligations are unsecured obligations of the Registrant to pay deferred compensation in the future in accordance with the terms of the Registrant’s 2008 Deferred Compensation Plan (the “Plan”).

(2)

Solely for purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended, the amount of deferred compensation obligations registered is based on an estimate of the amount of compensation participants may defer under the Plan.